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                                                                     EXHIBIT 5.2

Direct Dial: (514) 847-4516
eshapiro@ogilvyrenault.com

Montreal, December 6, 2004

Videotron Ltee
300 Viger Street East
Montreal, Quebec
H2X 3W4

Ladies and Gentlemen:

RE: US$315,000,000 6 7/8% SENIOR NOTES DUE JANUARY 15, 2014 (THE "SENIOR NOTES")

We have acted as Canadian counsel to Videotron Ltee, a company incorporated under and governed by the laws of the Province of Quebec (the "COMPANY"), and the Company's subsidiaries listed in Schedule I hereto that have guaranteed the Senior Notes (collectively, the "GUARANTORS") in connection with the Company's new 6 7/8% Senior Notes due January 15, 2014 and the accompanying guarantees by the Guarantors (collectively, the "EXCHANGE NOTES") in an aggregate principal amount of US$315,000,000. The Company and the Guarantors have filed with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "ACT"), a Registration Statement on Form F-4 (the "REGISTRATION STATEMENT") relating to the Company's offer to exchange the Exchange Notes for all of its outstanding 6 7/8% Senior Notes due January 15, 2014 issued on November 19, 2004 and the accompanying guarantees by the Guarantors (collectively, the "OUTSTANDING NOTES" and, together with the Exchange Notes, the "NOTES") as set forth in the prospectus forming a part of the Registration Statement (the "PROSPECTUS"). The Exchange Notes will be issued, and the Outstanding Notes were issued, pursuant to an indenture dated October 8, 2003, as amended by the First Supplemental Indenture dated as of July 12, 2004 (the "INDENTURE") among the Company, Wells Fargo Bank Minnesota, N.A. (now named Wells Fargo Bank National Association), as trustee, and the Guarantors. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Prospectus.

We have examined the Registration Statement, the Indenture, the Notes, such corporate records of the Company and the Guarantors, such certificates of officers of the Company and the Guarantors, public officials and others and original, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies. We have assumed the accuracy and completeness of the corporate records of the Company and the Guarantors and the certificates of officers of the Company and the Guarantors, public officials and others, examined by us.

We are solicitors qualified to practice law only in the Provinces of Quebec, Ontario and British Columbia, and we express no opinion herein as to any laws, or any matters governed by any laws, other than the laws of the Province of Quebec and the federal laws of Canada applicable therein, all as of the date hereof. Our opinion below with respect to execution and delivery is limited to the extent that execution and delivery are matters governed by the laws of the Province of Quebec and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, we are of the opinion that the Indenture has been duly authorized, executed and delivered by the Company and the Guarantors, and that the Exchange Notes have been duly authorized by the Company and the Guarantors and, when issued, executed and delivered by the Company and the Guarantors and authenticated by the Trustee pursuant to the terms and conditions of the Indenture, the Exchange Notes will be validly issued, executed and delivered by the Company and the Guarantors.

We have prepared the discussion included in the Prospectus, which forms part of the Registration Statement, under the caption "Certain Tax
Considerations -- Canadian Material Federal Income Tax Considerations for Non-Residents of Canada". The discussion under that caption is our opinion of the main Canadian federal income tax consequences applicable to Non-Resident Holders, as defined therein, subject to the conditions, limitations and assumptions described therein.
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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the references to this firm under the headings, "Enforceability of Civil Liabilities", "Legal Matters", "Description of the Notes -- Enforceability of Judgments" and "Certain Tax
Considerations -- Canadian Material Federal Income Tax Considerations for Non-Residents of Canada" in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours truly,

/s/ Ogilvy Renault
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                                   SCHEDULE I

                            Videotron TVN inc.
                            Videotron (1998) ltee
                            Le SuperClub Videotron ltee
                            Groupe de Divertissement SuperClub Inc.
                            SuperClub Videotron Canada inc.
                            Les Proprietes SuperClub inc.